State of Delaware
Secretary of State
Division of Corporations
Delivered 10:06 AM 09/30/2022
FILED 10:06 AM 09/30/2022
SR 20223661837 - File Number 2017660

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ADHERA THERAPEUTICS, INC.

Adhera Therapeutics, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), hereby certifies as follows:

1. The name of the Company is Adhera Therapeutics, Inc.

2. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3. Section 4 of the Certificate of Incorporation is hereby amended by adding the following:

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Company, each 20 shares of common stock issued and outstanding or held by the Company in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. All fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the stockholders of this Company on the 23rd day of August in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the 29th day of September, 2022.

ADHERA THERAPEUTICS, INC.

By: ____________________
Andrew Kucharchuk
Chief Executive Officer